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                                                   OMB Number:         3235-0211
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM N-18F-1

                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940.


                            NOTIFICATION OF ELECTION

         The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record limited in amount as provided by Rule 18f-1 promulgated under the Investment Company Act of 1940. The undersigned understands that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

         Pursuant to the requirements of Rule 18f-1 promulgated under the Investment Company Act of 1940, the registrant has caused this Notification of Election to be duly executed on its behalf in the city of Houston and the state of Texas on the 29th day of March, 2005.

                                            Signature:           AIM GROWTH SERIES on behalf of
                                          AIM Aggressive Allocation Fund            AIM Moderate Allocation Fund
                                          AIM Basic Value Fund                      AIM Moderate Growth Allocation Fund
                                          AIM Conservative Allocation Fund          AIM Moderately Conservative Allocation Fund
                                          AIM Global Equity Fund                    AIM Small Cap Growth Fund
                                          AIM Mid Cap Core Equity Fund


                                            By:   /s/ ROBERT H. GRAHAM
                                                  -----------------------------
                                                         (Robert H. Graham)

                                                         President
                                                  -----------------------------
                                                          (Title)
Attest:  /s/ JOHN H. LIVELY
        -------------------------
           (John H. Lively)

           Assistant Secretary
        -------------------------
                (Title)


         PERSONS WHO TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1846 (10-03)